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                                                                    EXHIBIT 10.4




                           BURLINGTON RESOURCES INC.

                           DEFERRED COMPENSATION PLAN





               As Amended and Restated Effective October 9, 1996
                     (Originally Effective January 1, 1989)
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                           BURLINGTON RESOURCES INC.

                           DEFERRED COMPENSATION PLAN

                                                                            Page

Section 1     Definitions   . . . . . . . . . . . . . . . . . . . . . . . . .  1

Section 2     Administration  . . . . . . . . . . . . . . . . . . . . . . . .  3

Section 3     Participants  . . . . . . . . . . . . . . . . . . . . . . . . .  4

Section 4     Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

Section 5     General Provisions  . . . . . . . . . . . . . . . . . . . . .   11




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                           BURLINGTON RESOURCES INC.

                           DEFERRED COMPENSATION PLAN

                                    PREAMBLE


              WHEREAS, Burlington Resources Inc. (the "Company") established the Burlington Resources Inc. Deferred Compensation Plan (the "Plan") effective January 1, 1989 to permit key employees of the Company and its subsidiaries to defer all or part of their base salary, in order for the Company to attract and retain exceptional employees; and

              WHEREAS, the Company desires to amend and restate the Plan to effect certain changes;

              NOW, THEREFORE, the Company does hereby amend and restate the Plan as set forth herein, effective October 9, 1996.

                                   SECTION 1

                                  DEFINITIONS

              For purposes of the Plan, the following terms shall have the meanings indicated:

1.1 Account means a Memorandum Account and/or Special Deferral Memorandum Account, as each is defined in Section 4.3.

1.2 Base Salary means the Participant's base salary being paid by the Employer for the applicable year or partial year, exclusive of bonuses and all other items of compensation for the year.





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1.3    Beneficiary means the person(s) designated by a Participant, on a form provided by the Management Committee and filed with the Company's Human Resources Department, to receive benefits from the Plan in the event of his or her death. A Participant may change his or her beneficiary designation at any time. If no designated Beneficiary survives the Participant, the Beneficiary shall be the Participant's surviving spouse or, if none, his or her estate.

1.4    Board means the Board of Directors of the Company.

1.5 Common Stock means the common stock, par value $.01 per share, of the Company.

1.6    Company means Burlington Resources Inc., a Delaware corporation.

1.7 Company Stock Account means a notional subaccount of an Account credited with Phantom Stock, as provided in Section 4.4.

1.8 Compensation Committee means the Compensation and Nominating Committee of the Board.

1.9    Employer means the Company and its subsidiaries.

1.10   Exchange Act means the Securities Exchange Act of 1934, as amended.

1.11 Fair Market Value means, as applied to a specific date, the mean between the highest and lowest quoted selling prices at which Common Stock of the Company was sold on such date as reported in the NYSE-Corporate Transactions by The Wall Street Journal on such date or, if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded.

1.12 Insider means a Participant who is subject to Section 16(b) of the Exchange Act.





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1.13   Interest Account means a notional subaccount of an Account credited with interest, as provided in Section 4.5.

1.14   Management Committee means the committee appointed pursuant to Section
        2.1 to administer the Plan.

1.15 Participant means each employee who participates in the Plan in accordance with Section 3.

1.16 Permanent Disability means the Management Committee has found, upon the basis of medical evidence satisfactory to it, that a Participant is totally disabled, whether due to physical or mental condition, so as to be prevented from engaging in further full-time employment by the Employer and that such disability is reasonably expected to be permanent or long-term.

1.17 Phantom Stock means a phantom or notional share of Common Stock. A Participant shall not possess any rights of a stockholder of the Company with respect to a share of Phantom Stock, including, without limitation, rights concerning voting and dividends. A share of Phantom Stock shall be payable solely in cash under the Plan.

1.18 Plan means the Burlington Resources Inc. Deferred Compensation Plan either in its previous or present form or as amended from time to time.

1.19 S&P Account means a notional subaccount of an Account credited with units in a Standard & Poor's 500 Composite Stock Price Index fund or in a mutual fund selected by the Management Committee that tracks such index, as provided in Section 4.4.

1.20 Section 16(b) means Section 16(b) of the Exchange Act, and all rules promulgated thereunder.

1.21 Termination means a Participant's termination of employment with the Employer, including by reason of death, retirement or Permanent Disability.





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                                   SECTION 2

                                 ADMINISTRATION

       2.1 Management Committee. The Plan shall be administered by a management committee (the "Management Committee") consisting of such executives of the Company as the Chief Executive Officer of the Company shall designate. Subject to review by the Compensation Committee, the Management Committee shall have the complete authority and power to interpret the Plan, prescribe, amend and rescind rules relating to its administration, select eligible Participants, determine a Participant's (or Beneficiary's) right to a payment and the amount of such payment, and to take all other actions necessary or desirable for the administration of the Plan. All actions and decisions of the Management Committee shall be final and binding upon all Participants and Beneficiaries. No member of the Management Committee shall vote on any matter that pertains solely to himself or herself.

       2.2 Compensation Committee. Notwithstanding anything herein to the contrary, the Compensation Committee shall have the full authority and power with respect to the Plan's administration and operation with respect to all matters relating to compliance with Section 16(b).





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                                   SECTION 3

                                  PARTICIPANTS

       3.1 Participants. The Management Committee shall determine and designate the executives and other key employees of the Employer who are eligible to defer Base Salary under the Plan (the "Participants").
Participants will be limited to those employees who, because of their management or staff positions, have the principal responsibility for the management, direction and success of the Company as a whole or a subsidiary or a particular business unit thereof. Directors of the Company who are full-time executives of the Company shall be eligible to participate in the Plan. Each Participant must be a "member of a select group of management" or "highly compensated," as those terms are defined in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended. Further, a Participant shall not be eligible to make deferrals under the Plan with respect to any year unless the Participant has also elected to make such year 401(k) contributions to the Company's qualified defined contribution plan at the highest contribution rate permitted under that plan and any reduction in his or her 401(k) contribution rate under such qualified plan prior to making the maximum 401(k) contribution for that year as permitted by the terms of the qualified plan shall result in the automatic suspension of the Participant's deferrals under this Plan for the remainder of that year.

                                   SECTION 4

                                    BENEFITS

       4.1 Voluntary Deferrals. Before January 1 of any year (or, with respect to employees who first become Participants during a year, on or before the date on which they become Participants) each Participant may elect to have the payment of all or a portion of his or her Base Salary for that year (or, if later, so much of the year as commences on the day following the date





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on which the employee becomes a Participant) deferred until his or her
Termination. The election shall be irrevocable and shall be made on a form prescribed by the Management Committee, which shall govern the amount deferred, the form of its payment pursuant to Section 4.7 following the Participant's Termination, and, except as provided below, the investment of the Participant's Memorandum Account for such deferral period pending its payment. A Participant's deferral election shall apply only to Base Salary earned during that calendar year or partial year, as the case may be. If a Participant has not made a deferral election, the Base Salary payable to him or her for that year shall be paid in accordance with the Employer's normal payroll practices.

       4.2 Special Deferrals. The Management Committee or Compensation Committee, as applicable, may, in its discretion, approve deferred payments ("Special Deferrals") as follows. Before January 1 of any year (or, with respect to employees who first become Participants during a year, on or before the date on which they become Participants) each Participant may elect to have the payment of all or a portion of his or her Base Salary for that year (or, if later, so much of the year as commences on the day following the date on which the employee becomes a Participant) deferred until a date or dates specified by the Management Committee. The Participant's election shall be irrevocable and shall be made on a form prescribed by the Management Committee or Compensation Committee, as applicable. A Participant's Special Deferral election shall apply only to Base Salary earned during that calendar year or partial year, as the case may be. If a Participant has not made a Special Deferral election, the Base Salary paid to him or her for that year (or partial year) shall be paid in accordance with Section 4.1.





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       4.3    Memorandum Accounts.  Each year the Company shall establish a ledger or notional account (the "Memorandum Account") for each Participant who has elected to defer payment of his or her Base Salary that year for the purpose of reflecting the Company's obligation to pay the deferred Base Salary for such year as specified pursuant to Section 4.7; provided, however, that all Memorandum Accounts established for a Participant that are to be paid in the same manner, i.e., a lump sum, 60 installments or 120 installments, may be combined into a single Memorandum Account. Similarly, a separate Special Memorandum Account shall be established for each Special Deferral for each Participant; however, all Special Deferrals of a Participant that are to be paid at the same time and in the same manner may be combined into a single Special Memorandum Account.

       4.4 Investment of Accounts. Except as provided below, each Account shall accrue interest on the deferred Base Salary credited to such Account from the date such Base Salary is credited to the Account through the date of its distribution (the "Interest Account"). Such interest shall be credited to the Interest Account at the end of each calendar quarter or such other periods as may be determined by the Management Committee. The Management Committee shall determine, in its sole discretion, the rate of interest to be credited periodically to the Interest Accounts.

              In lieu of investing in the Interest Account, a Participant may request that the Management Committee (or with respect to a Participant who is an Insider, the Compensation Committee) credit all or a specified percentage of his or her Base Salary deferred that year in Phantom Stock (the "Company Stock Account"), in the S&P Account, or in any combination of





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the Interest Account, the Company Stock Account and/or S&P Account; however, the Management Committee (or Compensation Committee, as the case may be) shall not be obligated to honor any such Participant's request. If the Management Committee (or Compensation Committee, as the case may be) elects to honor any such request, it shall establish a separate notional subaccount(s) for such Participant under his or her Account, which shall be credited (i) with respect to the Company Stock Accounts, whole and fractional shares of Phantom Stock periodically as of the payroll dates of the deferrals in such year, and with phantom (notional) dividends with respect to the Phantom Stock, which shall be credited as being reinvested in additional shares of Phantom Stock and (ii) with respect to the S&P Account, with whole and fractional units in the S&P Account periodically as of the dates of the deferrals and with any notional distributions on such units, which shall be credited as being reinvested in additional units. All credits and debits to the Company Stock Account shall be made based on the Fair Market Value per share of the Common Stock on the applicable date, unless otherwise authorized by the Management Committee (or the Compensation Committee, as the case may be). If the Management Committee (or Compensation Committee, as the case may be) chooses to not honor any Participant's request to invest his or her Account in the Company Stock Account or S&P Account, the Participant's deferral automatically shall be held in the Interest Account.

       4.5 Changes in Investment Elections. Each Participant who has an Account under the Plan on may request that all or a specified percentage of his or her Account balances as of any date be reinvested in the Interest Account, Company Stock Account and/or S&P Account;





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however, the Management Committee shall not be obligated to honor any such request. This election shall be in such form as the Management Committee (or Compensation Committee, as the case may be) shall establish and shall comply with all requirements of Section 16(b), to the extent applicable.

       4.6 Section 16(b) Rules. Notwithstanding anything in the Plan to the contrary, the Management Committee or Compensation Committee, as the case may be, in its sole discretion, may amend the Plan in any manner it deems appropriate to ensure compliance with Section 16(b) with respect to Participants who are Insiders.

       4.7 Payment of Accounts. Upon a Participant's Termination or on any Special Deferral payment date, the Company shall pay to such Participant (or to his or her Beneficiary in case of the Participant's death) an amount in cash equal to the balance then credited to his or her affected Account(s) as follows:

       (a)    a lump sum payment; or

       (b)    in 60 consecutive substantially equal monthly installments; or

       (c)    in 120 consecutive substantially equal monthly installments,

whichever form of payment has been elected by the Participant. However, if a Participant elects to receive the distribution of a Company Stock Account or S&P Account in installments, his or her Company Stock Account or S&P Account automatically shall be converted into an Interest Account as of the Participant's date of Termination or Special Deferral payment date, as the case may be.

              Payment of Accounts shall commence or be made in the month following the





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month in which the Participant's Termination or Special Deferral payment date occurs.

       4.8 Acceleration of Payments. Notwithstanding a Participant's election to the contrary, the Management Committee or Compensation Committee, as applicable, in its sole discretion, may accelerate the payment of all or part of the unpaid balance of a Participant's Account(s) in the event of the Participant's Termination, or upon its determination that the Participant (or his or her Beneficiary in the case of the Participant's death) has incurred a "severe financial hardship" resulting from a sudden and unexpected illness or accident of such person or of a dependent, a loss of such person's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such person. The Management Committee or Compensation Committee, as applicable, in making its determination of severe financial hardship may consider such factors and require such information as it deems appropriate, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of such person's assets, to the extent liquidation of such assets will not itself cause severe financial hardship. However, notwithstanding the foregoing, the Management Committee or Compensation Committee, as applicable, shall not accelerate the payment of any Company Stock Account maintained for a Participant if such acceleration would not be exempt under Section 16(b).

                                   SECTION 5

                               GENERAL PROVISIONS

       5.1 Unfunded Obligation. The amounts to be paid to Participants pursuant to this





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Plan are unfunded obligations of the Company.  The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments, including trust investments, which the Company may make to fulfill this obligation shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or notional accounts shall not create or constitute a trust or a fiduciary relationship between the Management Committee or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever. The Participants (and Beneficiaries) shall have no claim against the Company for any changes in the value of any Accounts and shall be general unsecured creditors of the Company with respect to any payment due under this Plan.

       5.2 Incapacity of Participant or Beneficiary. If the Management Committee finds that any Participant or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) at the discretion of the Management Committee, may be paid to the spouse, child, parent or brother or sister of such Participant or Beneficiary or to any person whom the Management Committee has determined has incurred expense for such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

       5.3 Nonassignment. The right of a Participant or Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered in any manner





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nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

       5.4 No Right to Continued Employment. Nothing in the Plan shall be construed to confer upon any Participant any right to continued employment with the Employer, nor interfere in any way with the right of the Employer to terminate the employment of such Participant at any time without assigning any reason therefor.

       5.5 Withholding Taxes. Appropriate taxes shall be withheld from the Participant's Base Salary with respect to all deferrals made under the Plan and from all payments made to Participants and Beneficiaries pursuant to the Plan.

       5.6 Termination and Amendment. The Compensation Committee may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Compensation Committee may reinstate any or all of its provisions. The Management Committee may also amend the Plan; provided, however, it may not suspend or terminate the Plan, or substantially increase the obligations of the Company under the Plan (provided, however, the addition of new notional subaccounts for investments shall not be deemed an increase in the obligations of the Company), or expand the classification of employees who are eligible to participate in the Plan. No amendment, suspension or termination of the Plan may impair the right of a Participant or his or her Beneficiary to receive the benefit accrued hereunder prior to the effective date of such amendment, suspension or termination.

       5.7 Compliance with Securities Laws. It is the intention of the Company that, so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the





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Exchange Act, this Plan shall be operated in compliance with 16(b) and, if any
Plan provision or transaction is found not to comply with Section 16(b), that provision or transaction, as the case may be, shall be deemed null and void ab initio. Notwithstanding anything in the Plan to the contrary, the Compensation Committee, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers and directors subject to Section 16(b) without so restricting, limiting or conditioning the Plan with respect to other Participants.

       5.8 Applicable Law. Except to the extent preempted by applicable federal law, the Plan shall be construed and governed in accordance with the laws of the State of Texas.






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